================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)

                                (AMENDMENT NO. 2)


                                  DYNACARE INC.
                                  -------------
                                (NAME OF ISSUER)


                                  COMMON SHARES
                                  -------------
                         (TITLE OF CLASS OF SECURITIES)


                                    267920205
                                    ---------
                                 (CUSIP NUMBER)


                                  JULY 25, 2002
                                  -------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ]    Rule 13(d)-1 (b)
     [ ]    Rule 13(d)-1 (c)
     [X]    Rule 13(d)-1 (d)


                        (Continued on following page(s))
                              (Page 1 of 15 Pages)

================================================================================

------------------ --------------------------------------------             ------------------------------------------------------
CUSIP No.           267920205                                       13G                           Page 2 of 15 pages
------------------ --------------------------------------------             ------------------------------------------------------
------------ -------------------------------------------------- ------------------------------------------------------------------
   1         NAME OF REPORTING PERSON:                          ALBERT LATNER
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------ ----------------------------------------------------------------------------------------------------- ---------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                          (B) [ ]
------------ ---------------------------------------------------------------------------------------------------------------------
   3         SEC USE ONLY

------------ -------------------------------------------------- ------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION:              CANADA

------------------ ------ ------------------------------------------------- ------------------------------------------------------
  NUMBER OF          5    SOLE VOTING POWER:                                0
   SHARES
                   ------ ------------------------------------------------- ------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:                              0
  OWNED BY
                   ------ ------------------------------------------------- ------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:                           0
  REPORTING
                   ------ ------------------------------------------------- ------------------------------------------------------
 PERSON WITH         8    SHARED DISPOSITIVE POWER:                         0

------------ -------------------------------------------------------------- ------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ---------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                          [_]

------------ ----------------------------------------------------------------------------------------------------- ---------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ -------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                          IN

------------ -------------------------------------------------- ------------------------------------------------------------------





                                       2

------------------ --------------------------------------------             ------------------------------------------------------
CUSIP No.           267920205                                       13G                           Page 3 of 15 pages
------------------ --------------------------------------------             ------------------------------------------------------

------------ -------------------------------------------------- ------------------------------------------------------------------
   1         NAME OF REPORTING PERSON:
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:             EPLCO HOLDINGS LTD.

------------ ----------------------------------------------------------------------------------------------------- ---------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                          (B) [ ]
------------ ---------------------------------------------------------------------------------------------------------------------
   3         SEC USE ONLY

------------ -------------------------------------------------- ------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------ ------ ------------------------------------------------- ------------------------------------------------------
  NUMBER OF          5    SOLE VOTING POWER:                                0
   SHARES
                   ------ ------------------------------------------------- ------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:                              0
  OWNED BY
                   ------ ------------------------------------------------- ------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:                           0
  REPORTING
                   ------ ------------------------------------------------- ------------------------------------------------------
 PERSON WITH         8    SHARED DISPOSITIVE POWER:                         0

------------ -------------------------------------------------------------- ------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ---------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                          [_]

------------ ----------------------------------------------------------------------------------------------------- ---------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ -------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                          CO

------------ -------------------------------------------------- ------------------------------------------------------------------






                                       3

------------------ --------------------------------------------             ------------------------------------------------------
CUSIP No.           267920205                                       13G                           Page 4 of 15 pages
------------------ --------------------------------------------             ------------------------------------------------------

------------ -------------------------------------------------- ------------------------------------------------------------------
   1         NAME OF REPORTING PERSON:
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:             857501 ONTARIO LIMITED
------------ ----------------------------------------------------------------------------------------------------- ---------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                          (B) [ ]
------------ ---------------------------------------------------------------------------------------------------------------------
   3         SEC USE ONLY

------------ -------------------------------------------------- ------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------ ------ ------------------------------------------------- ------------------------------------------------------
  NUMBER OF          5    SOLE VOTING POWER:                                0
   SHARES
                   ------ ------------------------------------------------- ------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:                              0
  OWNED BY
                   ------ ------------------------------------------------- ------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:                           0
  REPORTING
                   ------ ------------------------------------------------- ------------------------------------------------------
 PERSON WITH         8    SHARED DISPOSITIVE POWER:                         0

------------ -------------------------------------------------------------- ------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ---------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                          [_]

------------ ----------------------------------------------------------------------------------------------------- ---------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ -------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                          CO

------------ -------------------------------------------------- ------------------------------------------------------------------






                                       4

------------------ --------------------------------------------             ------------------------------------------------------
CUSIP No.           267920205                                       13G                           Page 5 of 15 pages
------------------ --------------------------------------------             ------------------------------------------------------

------------ -------------------------------------------------- ------------------------------------------------------------------
   1         NAME OF REPORTING PERSON:
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:             SDLCO HOLDINGS LTD.

------------ ----------------------------------------------------------------------------------------------------- ---------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (a) [_]
                                                                                                                          (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------------------
   3         SEC USE ONLY

------------ -------------------------------------------------- ------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------ ------ ------------------------------------------------- ------------------------------------------------------
  NUMBER OF          5    SOLE VOTING POWER:                                0
   SHARES
                   ------ ------------------------------------------------- ------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:                              0
  OWNED BY
                   ------ ------------------------------------------------- ------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:                           0
  REPORTING
                   ------ ------------------------------------------------- ------------------------------------------------------
 PERSON WITH         8    SHARED DISPOSITIVE POWER:                         0

------------ -------------------------------------------------------------- ------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ---------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                          [_]

------------ ----------------------------------------------------------------------------------------------------- ---------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ -------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                          CO

------------ -------------------------------------------------- ------------------------------------------------------------------





                                       5

------------------ --------------------------------------------             ------------------------------------------------------
CUSIP No.           267920205                                       13G                           Page 6 of 15 pages
------------------ --------------------------------------------             ------------------------------------------------------

------------ -------------------------------------------------- ------------------------------------------------------------------
   1         NAME OF REPORTING PERSON:
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:             MELCO HOLDINGS CORP.

------------ ----------------------------------------------------------------------------------------------------- ---------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (a) [_]
                                                                                                                          (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------------------
   3         SEC USE ONLY

------------ -------------------------------------------------- ------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------ ------ ------------------------------------------------- ------------------------------------------------------
  NUMBER OF          5    SOLE VOTING POWER:                                0
   SHARES
                   ------ ------------------------------------------------- ------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:                              0
  OWNED BY
                   ------ ------------------------------------------------- ------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:                           0
  REPORTING
                   ------ ------------------------------------------------- ------------------------------------------------------
 PERSON WITH         8    SHARED DISPOSITIVE POWER:                         0

------------ -------------------------------------------------------------- ------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ---------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                          [_]

------------ ----------------------------------------------------------------------------------------------------- ---------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ -------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                          CO

------------ -------------------------------------------------- ------------------------------------------------------------------






                                       6

------------------ --------------------------------------------             ------------------------------------------------------
CUSIP No.           267920205                                       13G                           Page 7 of 15 pages
------------------ --------------------------------------------             ------------------------------------------------------

------------ -------------------------------------------------- ------------------------------------------------------------------
   1         NAME OF REPORTING PERSON:
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:             EPLCO REALTY GROUP LTD.

------------ ----------------------------------------------------------------------------------------------------- ---------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (a) [_]
                                                                                                                          (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------------------
   3         SEC USE ONLY

------------ -------------------------------------------------- ------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------ ------ ------------------------------------------------- ------------------------------------------------------
  NUMBER OF          5    SOLE VOTING POWER:                                0
   SHARES
                   ------ ------------------------------------------------- ------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:                              0
  OWNED BY
                   ------ ------------------------------------------------- ------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:                           0
  REPORTING
                   ------ ------------------------------------------------- ------------------------------------------------------
 PERSON WITH         8    SHARED DISPOSITIVE POWER:                         0

------------ -------------------------------------------------------------- ------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ---------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                          [_]

------------ ----------------------------------------------------------------------------------------------------- ---------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ -------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                          CO

------------ -------------------------------------------------- ------------------------------------------------------------------






                                       7

------------------ --------------------------------------------             ------------------------------------------------------
CUSIP No.           267920205                                       13G                           Page 8 of 15 pages
------------------ --------------------------------------------             ------------------------------------------------------

------------ -------------------------------------------------- ------------------------------------------------------------------
   1         NAME OF REPORTING PERSON:
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:             JILCO HOLDINGS LTD.

------------ ----------------------------------------------------------------------------------------------------- ---------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (a) [_]
                                                                                                                          (b) [ ]
------------ ---------------------------------------------------------------------------------------------------------------------
   3         SEC USE ONLY

------------ -------------------------------------------------- ------------------------------------------------------------------
   4         CITIZENSHIP OR PLACE OF ORGANIZATION:              ONTARIO

------------------ ------ ------------------------------------------------- ------------------------------------------------------
  NUMBER OF          5    SOLE VOTING POWER:                                0
   SHARES
                   ------ ------------------------------------------------- ------------------------------------------------------
BENEFICIALLY         6    SHARED VOTING POWER:                              0
  OWNED BY
                   ------ ------------------------------------------------- ------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER:                           0
  REPORTING
                   ------ ------------------------------------------------- ------------------------------------------------------
 PERSON WITH         8    SHARED DISPOSITIVE POWER:                         0

------------ -------------------------------------------------------------- ------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       0

------------ ----------------------------------------------------------------------------------------------------- ---------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                          [_]

------------ ----------------------------------------------------------------------------------------------------- ---------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    0%

------------ -------------------------------------------------- ------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON:                          CO

------------ -------------------------------------------------- ------------------------------------------------------------------


ITEM 1

         (a)      NAME OF ISSUER: Dynacare Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                               20 Eglinton Avenue West
                               Suite 1600
                               Toronto, Ontario M4R 2H1
                               Canada

ITEM 2

         (a)      NAME OF PERSON FILING:

                           See Item 1 of the cover pages attached hereto.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           The principal business address for each of the reporting persons is:

                           20 Eglinton Avenue West, Suite 1600, Toronto, Ontario M4R 2H1, Canada.

         (c)      CITIZENSHIP:

                           See Item 4 of the cover pages attached hereto

         (d)      TITLE OF CLASS OF SECURITIES:

                           Common Shares

         (e)      CUSIP NUMBER:

                           267920205

ITEM 3
                  Not applicable.


ITEM 4            OWNERSHIP.

         (a)      Amount Beneficially Owned:

                  See Item 9 of the cover pages attached hereto.

         (b)      Percent of Class:

                  See Item 11 of the cover pages attached hereto.

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote of

                           See Item 5 of the cover pages attached hereto.

                  (ii)     Shared power to vote or to direct the vote of

                           See Item 6 of the cover pages attached hereto and below.

                  (iii)    Sole power to dispose or to direct the disposition of

                           See Item 7 of the cover pages attached hereto.

                  (iv) Shared power to dispose or to direct the disposition of

                           See Item 8 of the cover pages attached hereto and below.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof each of the reporting persons has ceased to be the beneficial owner of more than five percent of the shares of securities, check the following box [X].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                           Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Albert Latner possessed voting control of each of EPLCO Holdings Ltd., 857501 Ontario Limited, SDLCO Holdings Ltd., MELCO Holdings Corp., EPLCO Realty Group Ltd., and JILCO Holdings Ltd.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                           Not applicable.

ITEM 10           CERTIFICATION.

                           Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


July 25, 2002
                                      /s/ Albert Latner
                                      ---------------------------------------
                                      ALBERT LATNER


                                      EPLCO HOLDINGS LTD.

                                      By: /s/ Albert Latner
                                          -----------------------------------
                                          Name: Albert Latner
                                          Title: Director


                                      857501 ONTARIO LIMITED

                                      By: /s/ Albert Latner
                                          -----------------------------------
                                          Name: Albert Latner
                                          Title: Director


                                      SDLCO HOLDINGS LTD.

                                      By: /s/ Albert Latner
                                          -----------------------------------
                                          Name: Albert Latner
                                          Title: Director


                                      MELCO HOLDINGS CORP.

                                      By: /s/ Albert Latner
                                          -----------------------------------
                                          Name: Albert Latner
                                          Title: Director

                                      EPLCO REALTY GROUP LTD.

                                      By: /s/ Albert Latner
                                          -----------------------------------
                                          Name: Albert Latner
                                          Title: Director


                                      JILCO HOLDINGS LTD.

                                      By: /s/ Albert Latner
                                          -----------------------------------
                                          Name: Albert Latner
                                          Title: Director

                                  EXHIBIT INDEX

Exhibit No.                           Document                         Page No.
-----------                           --------                         --------

    1           Joint Filing Agreement, dated July 25, 2002, among        14
                the reporting persons to file joint statement on
                Schedule 13G.
















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